Exhibit (h)(5)

November 1, 2007

Columbia Funds Variable Insurance Trust (the “Trust”)

One Financial Center

Boston, MA 02111

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Columbia Management Advisors, LLC notifies you that, for the fund listed in Attachment A to this letter (the “Fund”), it will waive its management fee and, to the extent necessary, bear other expenses to the extent that expenses of the Fund, exclusive of distribution and service fees, brokerage commissions, interest (exclusive of custodial charges relating to overdrafts), taxes and extraordinary expenses, exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for the Fund may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

For purposes of determining any such waiver or expense reimbursement, expenses of the Fund shall reflect the application of balance credits made available by the Fund’s custodian.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

Columbia Management Advisors, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

Agreed and Accepted on behalf of the Trust

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

ATTACHMENT A

As of November 1, 2007

	Annual Expense Limit	Expiration Date of Expense Limit
Fiscal Year: December 31
Columbia S&P 500 Index Fund, Variable Series	0.37%	April 30, 2009